Exhibit 10.1

 GUARANTEED BRIDGE LOAN AGREEMENT

THIS GUARANTEED BRIDGE LOAN AGREEMENT (this “Agreement”) is entered into as of July 17, 2026 (the “Effective Date”), by and among:

ABRI CAPITAL LTD., a company organized under the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Lender”);

NYIAX, INC., a corporation organized under the laws of Delaware (the “Borrower”); and

DATAVAULT AI INC., a corporation organized under the laws of Delaware (the “Guarantor” or “DVLT”).

The Lender, the Borrower and the Guarantor are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Borrower and the Guarantor are parties to an Agreement and Plan of Merger, dated as of March 18, 2026 (the “Merger Agreement”), pursuant to which a wholly owned subsidiary of the Guarantor will merge with and into the Borrower, with the Borrower continuing as the surviving company and a wholly owned subsidiary of the Guarantor (the “Merger”), which Merger is expected to close on or about July 24, 2026 (the “Merger Closing”);

WHEREAS, the Borrower requires short-term bridge financing to fund critical operating, legal, regulatory and transaction expenses necessary to complete the Merger;

WHEREAS, the Lender has previously extended credit to the Borrower which remains outstanding and in default, and the Guarantor, which will directly benefit from the completion of the Merger, is willing to guarantee, on a first-call basis the Borrower’s obligations under the bridge financing provided hereunder; and

WHEREAS, the Lender is willing to make available to the Borrower a short-term, multi-draw bridge loan facility on the terms and subject to the conditions set forth herein in reliance upon such guarantee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - THE FACILITY

1.1 Commitment. Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower a short-term bridge loan facility (the “Facility”) in an aggregate principal amount of up to $833’333.00 (the “Commitment”), to be advanced in one or more draws (each, an “Advance”). Each Advance shall reduce the undrawn amount of the Commitment on a dollar-for-dollar basis. Amounts repaid may not be re-borrowed.

1.2 Initial Advance. The initial Advance shall be made on or about July 17, 2026 (the “Initial Funding Date”). Subsequent Advances, if any, shall be made at such times and in such amounts as the Borrower and the Lender may agree, up to the amount of the Commitment. Each Advance shall be funded net of the applicable OID in accordance with Section 2.1.

1.3 Loan. The aggregate outstanding principal amount of all Advances from time to time (which, for the avoidance of doubt, is the full face amount of each Advance and is not reduced by the OID), together with all accrued Interest, Default Interest and all other amounts payable hereunder (including the Guaranteed Obligations), is referred to herein as the “Loan”.

ARTICLE II - OID, INTEREST AND DEFAULT INTEREST

2.1 Original Issue Discount. As consideration for making the Facility available, each Advance shall be subject to an original issue discount equal to ten percent (10.0%) of the principal amount of such Advance (the “OID”). The OID shall be deducted from the proceeds of each Advance on the date such Advance is funded, such that the Borrower shall receive net proceeds equal to ninety percent (90%) of the principal amount of the Advance, while the full principal amount of the Advance shall be outstanding and repayable hereunder. The OID is fully earned upon funding of the applicable Advance and is non-refundable. By way of example, if the Lender funds an Advance of $100,000, the Borrower shall receive net proceeds of $90,000 and the principal amount outstanding in respect of such Advance shall be $100,000.

2.2 Interest. The outstanding principal amount of the Loan shall bear interest (the “Interest”) at the rate of thirteen percent (13.0%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall accrue on each Advance from (and including) the date such Advance is funded until (but excluding) the date the Loan is repaid in full, and shall be due and payable on the Maturity Date (or upon any earlier repayment or acceleration of the Loan). The Interest is in addition to, and not in lieu of, the OID.

2.3 Default Interest. Upon (a) any failure by the Guarantor to pay or perform any Guaranteed Obligation when due, or to honor any demand made under Article V in full when due, or any challenge to, dispute of, revocation of, or assertion by any person of the invalidity or unenforceability of, the guarantee provided under Article V, or (b) the occurrence and continuance of any other Event of Default, all outstanding principal and all other amounts then due and unpaid under this Agreement shall bear interest at the rate of eighteen percent (18.0%) per annum (the “Default Interest”), in lieu of the rate set forth in Section 2.2, calculated on the basis of a 360-day year for the actual number of days elapsed, from the date of such failure, challenge or Event of Default until all Obligations are paid in full in cash. Default Interest shall accrue only on amounts actually outstanding and unpaid and shall not accrue on any undrawn portion of the Commitment.

2.4 Payments. All payments under this Agreement shall be made in immediately available funds in U.S. dollars, without set-off, counterclaim or deduction, to an account designated in writing by the Lender.

ARTICLE III - TERM AND REPAYMENT

3.1 Maturity. Unless repaid earlier in accordance with this Agreement, the outstanding principal amount of the Loan, together with all accrued but unpaid Interest and all other amounts payable hereunder, shall be due and payable in full on the date that is eight (8) weeks (fifty-six (56) days) after the Initial Funding Date, being Friday, September 11, 2026 (the “Maturity Date”).

3.2 Mandatory Prepayment Upon Merger Closing. The entire outstanding balance of the Loan (including all principal, all accrued but unpaid Interest, and all accrued Default Interest) shall become immediately due and payable upon the Merger Closing, and shall be repaid in full within three (3) days after the Merger Closing.

3.3 Mandatory Prepayment Upon Qualified Financing. The entire outstanding balance of the Loan (including all principal, all accrued but unpaid Interest and all other Obligations) shall become immediately due and payable, and shall be repaid within three (3) days, upon the closing of any financing by the Guarantor resulting in gross proceeds to the Guarantor of $10,000,000 or more, such repayment to be made from the proceeds of such financing upon receipt thereof by the Guarantor.

3.4 Voluntary Prepayment. The Borrower may prepay the Loan in whole or in part at any time without premium or penalty; provided, that (a) the OID is fully earned upon funding and is nonrefundable, and (b) all accrued but unpaid Interest to the date of prepayment shall be paid together with such prepayment.

ARTICLE IV - USE OF PROCEEDS

4.1 Use of Proceeds. The proceeds of the Facility shall be used solely for transaction-related expenses, legal fees, regulatory costs, employee obligations and other working capital requirements necessary to complete the Merger, and for no other purpose.

ARTICLE V - GUARANTY

5.1 Guaranteed Obligations. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to the Lender, as a primary obligor and not merely as a surety, the full and punctual payment and performance when due of all principal actually advanced under the Facility, the OID applicable to such funded Advances, and all Interest, Default Interest and other amounts of every kind payable by the Borrower under this Agreement, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, and whether at stated maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Notwithstanding anything to the contrary set forth herein, the Guarantor’s aggregate liability under this Agreement shall not exceed the sum of the Guaranteed Obligations plus any reasonable enforcement costs awarded by a court of competent jurisdiction. This is a guaranty of payment and performance, and not merely of collection.

5.2 First-Call; Cash Payment. The guarantee set forth in this Article V is a first-call, on-demand guarantee. Upon any failure by the Borrower to pay or perform any Guaranteed Obligation when due, the Guarantor shall, upon first written demand by the Lender and without any requirement that the Lender first proceed against the Borrower, any collateral, or any other person, or exhaust any other right or remedy, immediately pay the demanded amount to the Lender in cash in immediately available funds. A written demand by the Lender stating the amount due shall, absent manifest error, be conclusive evidence of the amount of the Guaranteed Obligations then due.

5.3 Absolute and Unconditional. The obligations of the Guarantor under this Article V are absolute, unconditional and continuing, and shall not be released, discharged, reduced or otherwise affected by, and the Guarantor waives any defense based upon, any of the following (whether or not the Guarantor has notice or knowledge thereof): (a) any amendment, modification, renewal, extension, restructuring, waiver, indulgence or other change to any Guaranteed Obligation, this Agreement or any related document; (b) any release, subordination, non-perfection, impairment or exchange of, or failure to realize upon, any collateral or other guarantee (including, without limitation, the prior sale or disposition of the Pledged Shares and application of the proceeds thereof); (c) any bankruptcy, insolvency, reorganization, dissolution, liquidation, moratorium or similar proceeding affecting the Borrower or the Guarantor, or any discharge, stay or disallowance of, or limitation on, any Guaranteed Obligation resulting therefrom; (d) the invalidity, illegality or unenforceability of, or any defect in, any Guaranteed Obligation or any related document for any reason; (e) any defense, set-off or counterclaim (other than indefeasible payment in full) that may at any time be available to the Borrower; (f) any change in the corporate existence, structure or ownership of the Borrower; or (g) any other act, omission or circumstance whatsoever (other than indefeasible payment in full of the Guaranteed Obligations) that might otherwise constitute a legal or equitable discharge of, or defense available to, a surety or guarantor.

5.4 Waivers. The Guarantor waives, to the fullest extent permitted by law: (a) presentment, demand for payment, protest, notice of dishonor, notice of acceptance of this guarantee, notice of the incurrence of any Guaranteed Obligation, and all other notices of any kind (other than the demand contemplated by Section 5.2); (b) any requirement that the Lender marshal assets, proceed against the Borrower or any collateral, join the Borrower in any proceeding, or pursue any other remedy in the Lender’s power whatsoever; (c) any benefit of, and any right to participate in, any collateral; and (d) all suretyship and guarantor defenses generally, and any right to require the Lender to exhaust remedies against the Borrower.

5.5 Waiver of Subrogation. Until the Guaranteed Obligations have been indefeasibly paid in full in cash, the Guarantor shall not exercise, and hereby waives, any right of subrogation, reimbursement, indemnification, contribution or similar right against the Borrower or any collateral, and shall not claim any set-off or counterclaim against the Borrower. Any amount paid to the Guarantor in violation of the foregoing shall be held in trust for, and promptly paid over to, the Lender.

5.6 Reinstatement. The guarantee under this Article V shall continue to be effective, or shall be automatically reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded, avoided or must otherwise be returned or disgorged by the Lender (including upon the insolvency, bankruptcy or reorganization of the Borrower or the Guarantor), all as though such payment had not been made.

5.7 Independent Obligation; Continuing Guaranty. The obligations of the Guarantor hereunder are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Borrower and whether or not the Borrower is joined in any such action. This guarantee is a continuing guarantee, is irrevocable, and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full in cash.

5.8 Financial Condition of Borrower. The Guarantor assumes full responsibility for keeping itself informed of the financial condition and affairs of the Borrower, and the Lender shall have no duty to advise the Guarantor of any information regarding the same.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations. Each of the Borrower and the Guarantor represents and warrants to the Lender that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)   it has the full corporate power and authority to enter into, and to perform its obligations under, this Agreement, and has duly authorized, executed and delivered this Agreement;

(c)   this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws and general principles of equity; and

(d)   the execution, delivery and performance of this Agreement do not and will not conflict with or breach any agreement, instrument, order or law by which it or its assets are bound.

6.2 Guarantor Acknowledgement. The Guarantor further represents and warrants that it will receive direct and substantial benefit from the Facility and from the completion of the Merger, and that this Agreement is supported by adequate and valuable consideration.

ARTICLE VII - EVENTS OF DEFAULT; REMEDIES

7.1 Events of Default. Each of the following constitutes an “Event of Default”: (a) the failure to pay any principal, Interest, Default Interest or other amount when due hereunder (including any failure by the Guarantor to honor a demand under Article V); (b) any representation or warranty made herein proving to have been incorrect in any material respect when made; (c) the material breach of any covenant or agreement herein that remains uncured for five (5) business days; (d) any Undeclared Default; or (e) the Borrower or the Guarantor becoming subject to any bankruptcy, insolvency, receivership or similar proceeding.

7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, by notice to the Borrower and the Guarantor, declare the entire Loan (including all principal, all accrued but unpaid Interest, and accrued Default Interest) immediately due and payable, and may exercise all rights and remedies available at law or in equity, including its rights under Article V. The Lender’s rights and remedies are cumulative and not exclusive. The Borrower and the Guarantor shall, on a joint and several basis, reimburse the Lender for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in enforcing this Agreement.

ARTICLE VIII - MISCELLANEOUS

8.1 Notices. All notices under this Agreement shall be in writing and delivered by hand, overnight courier or email to the addresses set forth on the signature pages hereto (or such other address as a Party may designate by notice), and shall be deemed given upon receipt.

8.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of laws principles. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of New Jersey, in respect of any dispute arising under this Agreement.

8.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the Parties with respect to its subject matter and supersedes all prior understandings, including any indicative term sheet, with respect thereto.. This Agreement may be amended only by a written instrument signed by each Party.

8.4 Successors and Assigns. This Agreement binds and benefits the Parties and their respective successors and permitted assigns. The Borrower and the Guarantor may not assign their rights or obligations hereunder without the prior written consent of the Lender.

8.5 Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

8.6 Counterparts. This Agreement may be executed in counterparts (including by electronic or “.pdf” signature), each of which is an original and all of which together constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Guaranteed Bridge Loan Agreement as of the Effective Date.

LENDER:

ABRI CAPITAL LTD.

By:	/s/ Jeffrey Tirman

Name: Jeffrey Tirman

Title: President

Address: [***]

Email: [***]

BORROWER:

NYIAX, INC.

By:	/s/ Teri Gallo

Name: Teri Gallo

Title: Chief Executive Officer

Email: [***]

GUARANTOR:

DATAVAULT AI INC.

By:	/s/ Brett Moyer

Name: Brett Moyer

Title:

Address: One Commerce Square, 2005 Market Street, Suite 2400, Philadelphia, Pennsylvania 19103

Email: [***]